UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 4, 2024

Goldman Sachs Real Estate Finance Trust Inc

(Exact name of registrant as specified in its charter)

Maryland	000-56667	99-2025085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 West Street, New York New York

10282

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 902-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement

Second Amended and Restated Advisory Agreement

On October 4, 2024, Goldman Sachs Real Estate Finance Trust Inc (the “Company”), entered into a Second Amended and Restated Advisory Agreement (the “Second Amended and Restated Advisory Agreement”) by and between the Company and Goldman Sachs & Co, LLC (the “Adviser”) to clarify that shares acquired pursuant to the Sponsor Subscription Agreement (as defined below) would be subject to the terms of such agreement.

Sponsor Subscription Agreement

On October 4, 2024, the Company entered into a subscription agreement (the “Sponsor Subscription Agreement”) with GS Fund Holdings, L.L.C. (“GS Fund Holdings”), an affiliate of the Adviser, pursuant to which GS Fund Holdings, or any entity that is controlled by, controls or is under common control with GS Fund Holdings (collectively, “Goldman Sachs”), has agreed to purchase from the Company an aggregate amount of $100 million in non-voting common stock (as described below in Item 5.03) in increments of $25 million, at a price per share equal to the Company’s most recently determined net asset value (“NAV”) for the non-voting common stock, or if an NAV has yet to be calculated, then $25.00 (the “Goldman Sachs Investment”). The purchases will be made initially on the date of the initial closing in the private offering and subsequently upon the first date the Company’s NAV reaches each of $500 million, $750 million and $1 billion.

Goldman Sachs has agreed to hold the shares of non-voting common stock issued in respect of the Goldman Sachs Investment until the earlier of (i) the first date that the Company’s NAV reaches $1.5 billion and (ii) three years after the initial closing in the private offering. Following such date, Goldman Sachs may request quarterly, with respect to the shares issued in respect of the Goldman Sachs Investment, that the Company repurchase (each, a “GS Repurchase”), a number of non-voting common stock in an amount equal to the amount available under the Company’s share repurchase plan’s 5% quarterly cap, but only after the Company first satisfies repurchase requests from all other common stockholders who have properly submitted a repurchase request for such quarter in accordance with the share repurchase plan. Notwithstanding the foregoing, for so long as Goldman Sachs acts as adviser to the Company, the Company will not effect any GS Repurchase during any quarter in which the full amount of all common shares requested to be repurchased by stockholders other than Goldman Sachs under the share repurchase plan is not repurchased or when the share repurchase plan has been suspended.

In addition, subject to certain exceptions, at any time after an initial one-year period following the initial closing in the private offering where the common stock owned by Goldman Sachs were to represent 25% or more of the Company’s total equity (such percentage referred to herein as the “Goldman Sachs Interest”), the Company will repurchase an amount of common stock from Goldman Sachs as may be necessary to cause the Goldman Sachs Interest to remain equal to or less than 24.99% of our total equity.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 4, 2024, in connection with the Goldman Sachs Investment, the Company filed the Third Articles of Amendment and Restatement, dated October 3, 2024 (the “Third Articles of Amendment and Restatement”) with the Maryland State Department of Assessments and Taxation (“SDAT”) to designate 10,000,000 shares of the Company’s common stock as non-voting common stock, par value $0.01 per share, as well as make conforming changes to reflect this designation throughout the charter. The voting and non-voting common stock have identical rights, preferences and privileges with the exception that the holders of the non-voting common stock cannot vote their shares on any matter upon which stockholders are entitled to vote. The Third Articles of Amendment and Restatement were effective upon filing with the SDAT. Except as described herein, the Third Articles of Amendment and Restatement did not amend, alter or modify any other terms or provisions of the charter as previously in effect.

Item 8.01 Other Events

Amended and Restated Share Repurchase Plan

Effective as of October 4, 2024, the Company amended and restated its share repurchase plan to clarify that (i) shares obtained by the Adviser or its affiliates are not eligible for repurchase through the share repurchase plan, (ii) shares obtained pursuant to the Goldman Sachs Investment are subject to the repurchase limits, subject to certain exceptions, as set forth in the Sponsor Subscription Agreement and (iii) repurchase of shares obtained by the Adviser or its affiliates, other than pursuant to the Goldman Sachs Investment, including with respect to payment of the management fee or the performance fee, is subject to the approval of the affiliate transaction committee as described in the Second Amended and Restated Advisory Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

3.1	Third Articles of Amendment and Restatement filed October 4, 2024

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 7, 2024	Goldman Sachs Real Estate Finance Trust Inc

	By:	/s/ Mallika Sinha
	Name:	Mallika Sinha
	Title:	Chief Financial Officer